Exhibit 99.3

Our Ref:	137809:HL:GW:WJT:TYS	Direct Tel:	+852 2533 7659
Your Ref:		Direct Fax:	+852 2810 1179
		Date:	28 July 2023

CCSC Technology International Holdings Limited

1301-03, 13/F, Shatin Galleria

18-24 Shan Mei Street

Fotan, Shatin

Hong Kong

Dear Sirs,

Re:        CCSC Technology International Holdings Limited (the “Company”)

1.           We are the legal advisers to the Company on the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933, relating to the initial public offering by the Company of its ordinary shares and listing of the Company’s ordinary shares on the Nasdaq Capital Market. We have advised only the Company in this transaction and have not taken instructions from any person other than the Company.

2.           This Opinion relates solely to the laws of Hong Kong as at the date hereof and is given on the basis that it is governed by and to be construed in accordance with the laws of Hong Kong. Accordingly, we express no opinion with respect to any law, regulation or public policy of any other jurisdiction.

3.           This Opinion is specifically issued in relation to matters relating to the subsidiaries of the Company which were incorporated under the laws of Hong Kong, namely CCSC Interconnect Technology Limited (“CCSC Interconnect”) and CCSC Technology Group Limited (“CCSCTech”).

Documents examined

4.           In giving this Opinion subject to assumptions and qualifications set out below, we have examined the following documents:

(a)    In respect of CCSC Interconnect:

(i)            the certificate of incorporation of CCSC Interconnect issued on 3 July 2007;

(ii)           the certificate of change of name of CCSC Interconnect issued on 18 May 2018;

(iii)          the certificate of change of name of CCSC Interconnect issued on 5 December 2019;

Hong Kong	Beijing	Shanghai	Guangzhou	Shenzhen	Chengdu	Tianjin	Wuhan	Jinan
Shijiazhuang	Taiyuan	Xian	Nanjing	Xiamen	Qianhai	Changzhou	Changsha	Chongqing

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(iv)	the business registration certificate of CCSC Interconnect for the period from 3 July 2023 to 2 July 2024; and

(v)	the certificate of continuing registration of CCSC Interconnect issued on 25 July 2023; and

(b)    In respect of CCSCTech:

(i)	the certificate of incorporation of CCSCTech issued on 31 December 1992;

(ii)	the certificate of change of name of CCSCTech issued on 23 July 2021;

(iii)	the business registration certificate of CCSCTech for the period from 31 December 2022 to 20 December 2023; and

(iv)	the certificate of continuing registration of CCSCTech issued on 25 July 2023.

(collectively, the “CCSCTech Documents”)

2.	Apart from the CCSC Interconnect Documents and the CCSCTech Documents, we have not for the purpose of giving this Opinion examined or relied on any other contracts, instruments or other documents entered into by or affecting, or any corporate records of CCSC Interconnect or CCSCTech.

3.	In giving our opinions herein, we have relied on representations (including certificates and other forms of communication) made to us by certain officers of the Company in relation to all matters of fact related to CCSC Interconnect and CCSCTech, without making independent inquiry on the accuracy of such representations.

Searches

4.	For the purpose of giving this Opinion, we have carried out and examined and relied on the results of the following searches (the “Searches”):

(a)	compulsory winding-up search on 25 July 2023 at the Official Receiver’s Office of The Government of the Hong Kong Special Administrative Region (the “Official Receiver’s Office”) against CCSC Interconnect (the “CCSC Interconnect Winding-Up Search”);

(b)	compulsory winding-up search on 25 July 2023 at the Official Receiver’s Office against CCSCTech (the “CCSCTech Winding-Up Search”, together with the CCSC Interconnect Winding-Up Search, the “Winding-Up Searches”);

(c)	company search conducted on 25 July 2023 through the on-line system of the Companies Registry of The Government of the Hong Kong Special Administrative Region (the “Companies Registry”) in respect of the active status of CCSC Interconnect as at that date;

(d)	company search conducted on 25 July 2023 through the on-line system of the Companies Registry in respect of the active status of CCSCTech as at that date;

(e)	business registration search conducted on 25 July 2023 at the Inland Revenue Department Business Registration Office of The Government of the Hong Kong Special Administrative Region (the “Business Registration Office”) against CCSC Interconnect (the “CCSC Interconnect Business Registration Search”); and

(f)	business registration search conducted on 25 July 2023 at the Business Registration Office against CCSCTech (the “CCSCTech Business Registration Search”, together with the CCSC Interconnect Business Registration Search, the “Business Registration Searches”).

5.	Except for the above Searches, we have not for the purpose of giving this Opinion conducted any other search or enquiry and we have assumed that further searches or inspection would not reveal any circumstance which would require an amendment to this Opinion and we have not updated the above searches since the date set out above.

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Assumptions

6.	For the purpose of giving this Opinion, we have, without further enquiry, assumed that:

(a)	all the information provided to us is true, complete and accurate and up to date, all signatures, seals and chops on the documents reviewed by us are genuine and have been duly affixed, all documents submitted to us as originals are authentic and complete and all documents submitted to us as certified or photostatic, facsimile, PDF or scanned copies conform to the authentic originals which are authentic and complete and have not been amended, superseded, revoked or revised in any manner;

(b)	the documents referred to in paragraph 4 headed “Documents examined” of this Opinion has been properly stamped, registered and filed, where necessary, as prescribed by the applicable law and regulations (other than Hong Kong laws and regulations) and all other procedures that are necessary to perform in order to make the document admissible in evidence has been carried out and within the time limits prescribed by applicable law and regulations (other than Hong Kong laws and regulations);

(c)	all the documents provided to us as copies (including those obtained by us through electronic means) conform to the original documents to which they relate and all the factual statements, representations and warranties made in the documents referred to in paragraph 4 headed “Documents examined” of this Opinion are as at the date of this Opinion true and accurate and complete in all aspects and not misleading;

(d)	the corporate documents of each of CCSC Interconnect and CCSCTech contained all matters which ought to have been recorded therein and certificates were, and will continue to remain accurate;

(e)	the filings maintained at the Companies Registry in respect of each of CCSC Interconnect and CCSCTech are accurate, complete and up-to-date and contained all particulars, documents, matters and things which should have been recorded therein and were, accordingly, accurate and complete as of the date of the search and that a further search would not reveal any circumstances which would require amendment to this Opinion; and

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(f)	in respect of the Winding-Up Searches conducted at the Official Receiver’s Office:

(i)	that the information disclosed in the results of such searches is true, accurate and complete and has not since then been altered; and

(ii)	that such searches did not fail to disclose any information which should have been disclosed at the record of the Official Receiver’s Office at the time of the search; and

(g)	in respect of the Business Registration Searches conducted at the Business Registration Office:

(i)	that the information disclosed in the results of such searches is true, accurate and complete and has not since then been altered; and

(ii)	that such searches did not fail to disclose any information which should have been disclosed at the record of the Business Registration Office at the time of the search.

Opinion

7.	Based solely on the foregoing and subject to the assumptions and qualifications set forth herein, and subject further to any matter not disclosed to us, we are of the opinion that:

(a)	Based solely on the CCSC Interconnect Documents, CCSC Interconnect is a private company incorporated in Hong Kong with limited liability under the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) (the “Companies Ordinance”), remains registered as a limited company, is validly subsisting under the Companies Ordinance and has the legal capacity to sue and be sued in its own name in Hong Kong.

(b)	Based solely on the CCSCTech Documents, CCSCTech is a private company incorporated in Hong Kong with limited liability under the Companies Ordinance, remains registered as a limited company, is validly subsisting under the Companies Ordinance and has the legal capacity to sue and be sued in its own name in Hong Kong.

(c)	As at the date of this Opinion, CCSC Interconnect has obtained valid business registration certificate under the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong).

(d)	As at the date of this Opinion, CCSCTech has obtained valid business registration certificate under the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong).

(e)	Based solely on the results of the CCSC Interconnect Winding-Up Search and without any further independent due diligence and/or verification on our part, as at 25 July 2023, there is no outstanding winding-up petition concerning CCSC Interconnect.

(f)	Based solely on the results of the CCSCTech Winding-Up Search and without any further independent due diligence and/or verification on our part, as at 25 July 2023, there is no outstanding winding-up petition concerning CCSCTech.

Qualifications

8.	This Opinion is subject to the following qualifications:

(a)	We express no opinion as to any law other than the laws of Hong Kong. We have not investigated, and we do not express or imply any opinion on, the laws of a jurisdiction outside Hong Kong, and we have assumed that no such laws of a jurisdiction outside Hong Kong would affect the opinion stated herein.

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(b)	We express no opinion on how courts in countries outside Hong Kong would apply Hong Kong laws or on the enforceability of awards of such courts in Hong Kong.

(c)	Where obligations are to be performed in a jurisdiction outside Hong Kong, they may not be enforceable in Hong Kong to the extent that performance would be illegal under the laws of that jurisdiction.

(d)	We have not verified whether any internal or external limitation on the powers of the signatories to bind each of the parties has been exceeded with respect to each of CCSC Interconnect and CCSCTech to the extent that such limitation is not contained in the documents referred to in paragraph 4 headed “Documents examined”.

(e)	We express no opinion as to matters of fact, on taxation, financial, commercial/business, technical, operational or accounting matters or as to any provision of any document that purports to bind a person not a party to the document.

(f)	Our opinion is subject to any limitations arising from any applicable bankruptcy, liquidation, insolvency, reorganisation, administration and other similar laws and equitable principles relating to or affecting creditors’ rights generally, in particular but without limitation, the following sections of the Companies (Winding up and Miscellaneous Provisions) Ordinance (Chapter 32 of the laws of Hong Kong):

(i)	section 264 (application of bankruptcy rules in winding-up of insolvent companies);

(ii)	section 265 (preferential payments);

(iii)	section 266 (fraudulent preference); and

(iv)	section 266B (fraudulent preference deemed unfair preference).

(g)	We express no opinion as to any agreement, instrument or other document other than as specified in this Opinion.

(h)	Where any matters set out in this Opinion are expressed to be based on our knowledge or with reference to matters of which we are aware, the knowledge is limited to actual knowledge without any additional investigation undertaken for the purpose of the giving of this Opinion.

(i)	Any Companies Registry search may not conclusively reflect the corporation situation of each of CCSC Interconnect and CCSCTech due to (i) failure by officers of CCSC Interconnect and CCSCTech to file documents that ought to be filed, (ii) statutory prescribed time-period within which documents evidencing corporate actions may be filed, (iii) the possibility of additional delays (beyond the statutory time-limits) between the taking of the corporation action and the necessary filing at the Companies Registry, (iv) the possibility of delays at the Companies Registry in the registration of documents and their subsequent copying onto the microfiche and (v) errors and mis-filing that may occur.

(j)	The Official Receiver’s Office search relates only to a compulsory winding up or bankruptcy and is not capable of conclusively revealing (i) whether or not a winding up/bankruptcy petition in respect of a compulsory winding up/bankruptcy has been presented and (ii) whether or not individual voluntary arrangement has been entered into since details of a petition or individual voluntary arrangement may not have been entered on the records of the Official Receiver’s Office by the time of the search.

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(k)	Notice of winding up/bankruptcy petition, a winding-up/bankruptcy order or resolution, or a notice of appointment of receiver (or similar insolvency representative) may not be filed at the Companies Registry or with the Official Receiver’s Office immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.

9.	This Opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise the addressees or any other person who is permitted to rely on the opinion expressed herein of any development or circumstance of any kind including any change of law or fact that may occur after the date of this Opinion even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this Opinion.

10.	This Opinion is given solely for the purposes as described in the first paragraph above and for the benefit of the persons to whom it is addressed and may not be relied upon for any other purpose or by any other person and may not be disclosed in whole or in part to any other person or otherwise quoted or referred to for any purpose, or filed with any governmental agency or authority, without our prior written consent.

11.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 of the U. S. Securities Act 1933, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ P. C. Woo & Co.

P. C. Woo & Co.